Contact:
John Beck Ardea Biosciences, Inc. (858) 652-6523 jbeck@ardeabio.com

Ardea Biosciences Reports Recent Accomplishments and Announces Fourth Quarter and Full-Year 2011
Financial Results

SAN DIEGO, March 9, 2012 — Ardea Biosciences, Inc. (Nasdaq: RDEA), a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases, today reported recent accomplishments and announced fourth quarter and full-year 2011 financial results.

“The proceeds of $157.6 million from our recent financing, added to our existing cash balance, put us in an excellent financial position,” commented Barry D. Quart, PharmD, Ardea’s president and chief executive officer. “We believe these resources should fund operations beyond the estimated primary endpoint dates of all four of the planned Phase 3 studies of lesinurad that are now fully underway.”

Recent Accomplishments

•	On February 6, 2012, we completed an underwritten public offering of approximately 9.8 million shares of our common stock, including the full exercise of the underwriter’s overallotment option. Net proceeds from the sale of the shares, before expenses and after deducting underwriting discounts and commissions, were approximately $157.6 million.

•	On December 19, 2011, we announced the initiation of the first of four planned Phase 3 clinical trials in our development program for lesinurad. The lesinurad Phase 3 development program is expected to involve approximately 2,000 gout patients at sites around the world. The remaining Phase 3 studies in the program began shortly thereafter and are now fully underway.

•	On November 7, 2011, we presented at the 2011 ACR/ARHP Annual Scientific Meeting additional positive clinical results from the ongoing extension period of a Phase 2b study (Study 203) of lesinurad in combination with allopurinol. Since that meeting, all patients continuing in the ongoing extension period of the Phase 2b study have completed a total of 48 weeks of blinded treatment. Also at that conference, we presented an analysis of the pharmacokinetics, efficacy and safety profile of lesinurad in patients with mild to moderate renal impairment, as well as initial clinical results from a Phase 1 study of RDEA3170, our next-generation URAT1 inhibitor. Highlights from these presentations included:

•	Results from the ongoing extension period of Study 203 demonstrated consistent, sustained reductions in serum urate (sUA) levels, with 90 percent of patients on combination therapy at week 44 reaching the medically recommended target of sUA less than 6 mg/dL. Study 203 evaluates lesinurad in combination with allopurinol in gout patients with elevated sUA who did not adequately reach target sUA levels on standard doses of allopurinol alone. The combination of lesinurad and allopurinol has been generally well tolerated in this study, with adverse events similar to allopurinol alone.

•	Results from multiple completed studies demonstrated that the sUA-lowering effects of lesinurad in gout patients with mild to moderate renal impairment were consistent with that of patients with normal renal function. Lesinurad was generally well tolerated in these studies with a similar safety profile in subjects with normal or impaired renal function.

•	Initial results from a Phase 1 study in healthy volunteers of RDEA3170, our next-generation product candidate for the treatment of gout, demonstrated a greater than 60 percent mean decrease in sUA, which was sustained for 36 hours, with a single 40 mg dose.

Fourth Quarter and Year-End 2011 Financial Results

As of December 31, 2011, we had $96.0 million in cash, cash equivalents and short-term investments and $1.4 million in receivables, compared to $80.6 million in cash, cash equivalents and short-term investments and $17.0 million in receivables as of December 31, 2010.

The net increase in cash, cash equivalents and short-term investments and decrease in receivables in 2011 was due primarily to our February 2011 public offering of common stock, which resulted in net proceeds to us of $78.1 million, and the receipt in January 2011 of a $15.0 million milestone payment under our global license agreement with Bayer HealthCare (Bayer). These increases were partially offset by the use of cash to fund our clinical-stage programs, personnel costs and for other general corporate purposes.

Revenues totaled $1.7 million and $7.3 million for the three and twelve months ended December 31, 2011, respectively, and $17.3 million and $27.4 million for the three and twelve months ended December 31, 2010, respectively. The decrease in revenues in 2011 as compared to 2010 was primarily due to the recognition in the fourth quarter of 2010 of the first $15.0 million milestone payment under our license agreement with Bayer. There were no milestones recognized in 2011. In addition, the decrease was due to an extension of the estimated time period required to complete our obligations under the license agreement to June 2012, which is the period over which we are now recognizing the remaining portion of the upfront license fee.

For the three and twelve months ended December 31, 2011, total operating expenses increased to $32.5 million and $94.0 million, respectively, from $17.8 million and $68.6 million for the same periods in 2010. Total operating expenses for the three and twelve months ended December 31, 2011 included non-cash, stock-based compensation charges of $2.8 million, or $0.10 per share, and $10.6 million, or $0.40 per share, respectively, compared to $1.8 million, or $0.08 per share, and $10.8 million, or $0.49 per share, for the same periods in 2010.  The increase in total operating expenses between the three and twelve months ended December 31, 2011, compared to the same periods in 2010, was primarily a result of an increase in development expenses due to the progression of lesinurad into Phase 3 clinical studies and the initiation of a Phase 1 study for our next-generation product candidate for the chronic treatment of gout, RDEA3170, as well as an increase in consulting and professional outside services and personnel and related costs to support these increased development activities.

Net loss for the three and twelve months ended December 31, 2011 was $30.8 million, or $1.15 per share, and $86.6 million, or $3.26 per share, respectively, compared to a net loss for the same periods in 2010 of $0.6 million, or $0.03 per share, and $41.6 million, or $1.91 per share. The increase in net loss between the three-month periods and the twelve-month periods was due primarily to the revenue and operating expense fluctuations described above. The increase in net loss per share for the three and twelve months ended December 31, 2011 compared to the same periods in 2010 was mainly due to the increase in net loss noted above, partially offset by an increase in weighted-average shares outstanding in 2011 as a result of our April 2010 and February 2011 public offerings of common stock.

ARDEA BIOSCIENCES, INC.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(Unaudited)
	2011	2010	2011	2010

Revenues:
Milestones	$—	$15,000	$—	$15,000
License fees	1,076	1,077	4,306	8,100
Sponsored research	73	358	391	358
Reimbursable research and development costs	520	896	2,608	3,961

Total revenues	1,669	17,331	7,305	27,419
Operating expenses:
Research and development	26,890	14,288	74,425	52,110
General and administrative	5,614	3,538	19,539	16,452

Total operating expenses*	32,504	17,826	93,964	68,562
Loss from operations	(30,835)	(495)	(86,659)	(41,143)
Other income (expense):
Interest income	83	84	383	364
Interest expense	(22)	(172)	(314)	(866)
Other income, net	—	(13)	9	14

Total other income (expense)	61	(101)	78	(488)

Net loss	$(30,774)	$(596)	$(86,581)	$(41,631)

Basic and diluted net loss per share	$(1.15)	$(0.03)	$(3.26)	$(1.91)

Shares used in computing basic and diluted net loss per share	26,867	23,214	26,543	21,823

*	Includes $2.8 million and $10.6 million in non-cash, stock-based compensation expense, for the three and twelve months ended December 31, 2011, respectively, as compared to $1.8 million and $10.8 million, respectively, for the same periods in 2010.

Condensed Consolidated Balance Sheet Data
(in thousands)

	December 31,	December 31,
	2011	2010
Cash, cash equivalents and short-term investments	$95,996	$80,612
Total assets	$104,229	$100,454
Total stockholders’ equity	$82,247	$77,123

About Ardea Biosciences, Inc.
Ardea Biosciences, Inc., of San Diego, California, is a biotechnology company focused on the development of small-molecule therapeutics for the treatment of serious diseases. Lesinurad, our lead product candidate for the chronic treatment of gout, is a once-daily, oral inhibitor of the URAT1 transporter that has entered Phase 3 clinical development. Our next-generation URAT1 inhibitor, RDEA3170, is currently in Phase 1 clinical development. BAY 86-9766 (RDEA119) is a potent and specific inhibitor of mitogen-activated ERK kinase (MEK) for the treatment of cancer being developed by Bayer HealthCare under a global license agreement with Ardea. BAY 86-9766 (RDEA119) is currently in a Phase 2 study in patients with hepatocellular carcinoma in combination with sorafenib and a Phase 1/Phase 2 study in patients with advanced pancreatic cancer in combination with gemcitabine.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our plans and goals, the expected properties and benefits of lesinurad, BAY 86-9766 (RDEA119), RDEA3170 and our other compounds and the timing and results of our preclinical, clinical and other studies. Risks that contribute to the uncertain nature of the forward-looking statements include risks related to the outcome of preclinical and clinical studies, risks related to regulatory approvals, delays in commencement of preclinical and clinical studies, costs associated with our drug discovery and development programs, and risks related to the outcome of our business development activities, including collaboration or license agreements. These and other risks and uncertainties are described more fully in our most recently filed SEC documents, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, under the headings “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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